Exhibit 99.1

Endeavor Creates Diamond Baseball Holdings,

Signs Agreements to Acquire Multiple MLB Professional Development League Clubs

Diamond Baseball Holdings will support, promote, and enhance the sport of baseball through professional management, best practices, innovation and investment

NEW YORK (DECEMBER 8, 2021)—Endeavor (NYSE: EDR) today announced the creation of Diamond Baseball Holdings (DBH), an organization dedicated to supporting, promoting and enhancing the sport of baseball through professional management, best practices, innovation and investment. Endeavor has also signed purchase agreements to acquire nine MLB Professional Development League (PDL) Clubs, which remain subject to customary closing conditions.

Diamond Baseball Holdings will operate select Clubs affiliated with the most iconic franchises in Major League Baseball, including the Chicago Cubs, St. Louis Cardinals, New York Yankees, and San Francisco Giants. The initial Clubs are:

•	Iowa Cubs (Triple-A affiliate of the Chicago Cubs)

•	Memphis Redbirds (Triple-A affiliate of the St. Louis Cardinals)

•	Scranton/Wilkes Barre RailRiders (Triple-A affiliate of the New York Yankees)

•	Hudson Valley Renegades (High-A affiliate of the New York Yankees)

•	San Jose Giants (Single-A affiliate of the San Francisco Giants)

Subject to the PDL approval process, DBH will also operate all four affiliates of the 2021 World Champion Atlanta Braves:

•	Gwinnett Stripers (Triple-A affiliate of the Atlanta Braves)

•	Mississippi Braves (Double-A affiliate of the Atlanta Braves)

•	Rome Braves (High-A affiliate of the Atlanta Braves)

•	Augusta GreenJackets (Single-A affiliate of the Atlanta Braves)

Endeavor is also in late stage negotiations with a handful of other significant franchises and expects to announce those developments in due course.

“Opportunities to move into an ownership position of a sport so steeped in history are increasingly rare, and we are confident this will drive meaningful growth in the Owned Sports Properties segment of our company,” said Mark Shapiro, President of Endeavor. “Just as we’ve done for the UFC, PBR and Euroleague, we see tremendous potential to turbocharge these storied Clubs using the scale and capabilities of Endeavor. Our expertise across sponsorship sales, event operations, licensing, marketing and content creation will bring incredible value to these clubs, supporting communities across the country who form the backbone of the Professional Development League system.”

Endeavor has appointed two industry leaders, Pat Battle and Peter B. Freund, to oversee Diamond Baseball Holdings. Battle is Executive Chairman of DBH, bringing extensive experience at the local and national level, as well as ownership interest in two PDL Clubs. He is currently Chairman of the Board of Learfield and serves as an advisor to Endeavor across multiple companies. Freund is CEO of DBH, also bringing to the plate experience as a longtime Minor League Baseball owner and operator. Freund most recently consulted with the Office of the Commissioner of Baseball on the transition of Major League Baseball’s licensed affiliates while spearheading the formation of the MLB Draft League.

“We are excited to lead Diamond Baseball Holdings and create new opportunities for Clubs and communities that play an essential role in cultivating America’s favorite pastime,” said Battle and Freund. “We will be global in our ambitions and hyper-local in our approach, and creating incredible fan experiences will remain our number one priority. Additionally, we look forward to providing opportunities for growth to the employees of PDL Clubs whose passion and ingenuity have built the sport through the decades.”

“As a longtime Minor League owner and operator, I am thrilled that Hudson Valley will now be part of such a dynamic new group of clubs,” said Marv Goldklang, Chairman of the industry-leading Goldklang Group and a limited partner of the New York Yankees for more than 30 years. “I have known Peter Freund for almost 15 years and have every confidence that with him at the helm, Diamond Baseball Holdings will continue to build on our legacy, which we are incredibly proud of.”

DBH will support its clubs with ticket sales, partnerships, naming rights, food & beverage, merchandise, content strategy, collectibles/authentics/NFTs and media rights, tapping into the broader Endeavor network including Learfield and Endeavor Analytics for expertise across the various disciplines.

Latham & Watkins LLP acted as legal advisor to Endeavor.

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ABOUT ENDEAVOR

Endeavor (NYSE: EDR) is a global sports and entertainment company, home to the world’s most dynamic and engaging storytellers, brands, live events and experiences. The company is comprised of industry leaders including entertainment agency WME; sports, fashion, events and media company IMG; and premier mixed martial arts organization UFC. The Endeavor network specializes in talent representation, sports operations & advisory, event & experiences management, media production & distribution, experiential marketing and brand licensing.

ABOUT DIAMOND BASEBALL HOLDINGS

Diamond Baseball Holdings (DBH) is a subsidiary of Endeavor, the global sports and entertainment company. DBH was formed in 2021 to support, promote, and enhance the Professional Development League (PDL) through professional management, best practices, innovation and investment. DBH currently has purchase agreements in place with 9 MLB PDL Clubs. DiamondBaseballHoldings.com